Exhibit 21.1

LIST OF SUBSIDIARIES

The following is a list of all our subsidiaries, their jurisdiction of incorporation and the names under which they do business. This list does not include those subsidiaries that, in the aggregate, would not have been a "significant subsidiary" as of December 31, 2004.

NAME	INCORPORATION
Adventure of the Seas Inc.	Liberia
Blue Sapphire Marine Inc.	Liberia
Cape Liberty Cruise Port LLC	Delaware
Celebrity Cruise Lines Inc.	Cayman Islands
Celebrity Cruises Holdings Inc.	Liberia
Celebrity Cruises Inc., doing business as Celebrity Cruises	Liberia
Constellation Inc.	Liberia
Cruise Mar Investment Inc.	Liberia
Cruise Mar Shipping Holdings Ltd.	Liberia
Enchantment of the Seas Inc.	Liberia
Esker Marine Shipping Inc.	Liberia
Explorer of the Seas Inc.	Liberia
Fantasia Cruising Inc.	Liberia
Galapagos Cruises Inc.	Liberia
Grandeur of the Seas Inc.	Liberia
Infinity Inc.	Liberia
Islas Galapagos Turismo y Vapores CA	Ecuador
Jewel of the Seas Inc.	Liberia
Majesty of the Seas Inc.	Liberia
Mariner of the Seas Inc.	Liberia
Millennium Inc.	Liberia
Monarch of the Seas Inc.	Liberia
Navigator of the Seas Inc.	Liberia
Nordic Empress Shipping Inc.	Liberia
Radiance of the Seas Inc.	Liberia
RCL (UK) Ltd.	England
Rhapsody of the Seas Inc.	Liberia
Royal Caribbean Cruise Lines AS	Norway
Royal Celebrity Tours Inc.	Delaware
Seabrook Maritime Inc.	Liberia
Serenade of the Seas Inc.	Liberia
Sovereign of the Seas Shipping Inc.	Liberia
Summit Inc.	Liberia
Universal Cruise Holdings Limited	British Virgin Islands
Vision of the Seas Inc.	Liberia
Voyager of the Seas Inc.	Liberia
Zenith Shipping Corporation	Liberia